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                                                                      EXHIBIT 99

                                                           FOR IMMEDIATE RELEASE
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TRUSTEE FOR LOCKHEED MARTIN EMPLOYEE PLANS MAKES
DECISION REGARDING MARTIN MARIETTA MATERIALS EXCHANGE OFFER

Bethesda, Maryland, October 10, 1996 -- Lockheed Martin announced today that U.S. Trust Company of California, N.A., acting as trustee and independent fiduciary of various Lockheed Martin employee benefit plans, has informed the Corporation that based on information presently available, it does not intend to exchange or direct the exchange of any shares of Lockheed Martin Common Stock for which it has fiduciary responsibility under such plans for shares of Martin Marietta Materials Common Stock. U.S. Trust further indicated that, in reaching this decision, it evaluated the exchange offer only in the context of employee plans intended to provide benefits for covered Lockheed Martin employees, and its decision does not reflect an evaluation of the exchange offer from the viewpoint of any other stockholder. Lockheed Martin emphasized that U.S. Trust's decision does not affect any shares validly tendered by participants in Lockheed Martin employee plans by October 11, 1996.

U.S. Trust serves as trustee or independent fiduciary for the majority of Lockheed Martin benefit plans with Lockheed Martin stock as an investment option, and has fiduciary responsibility for those shares in employee accounts for which valid instructions regarding the exchange offer are not received by October 11, 1996. It also has fiduciary responsibility for the unallocated Lockheed Martin shares in the Lockheed Martin Salaried Employee Savings Plan Plus.


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As of August 31, 1996, approximately 36.6 million shares of Lockheed Martin common stock were held in employee benefit plans (including approximately 9.3 million unallocated shares in the Lockheed Martin Salaried Employee Savings Plan
Plus).

The exchange offer, which commenced on September 16, 1996, is being made by way of an offering circular -- prospectus copies of which may be obtained from the Information Agent, Morrow & Co., Inc. In the offer, Lockheed Martin offers, subject to certain conditions, to exchange 4.72 shares of Martin Marietta Materials common stock owned by Lockheed Martin for each share of Lockheed Martin stock validly tendered, up to a maximum of 7,913,136 shares of Lockheed Martin. Unless extended, the exchange offer expires at midnight EDT, on Friday, October 18, 1996.



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